ParkerVision Announces Cost Reduction Measures to Sustain Support of Patent Enforcement Campaign

JACKSONVILLE, Fla., August 23, 2018 – (GLOBE NEWSWIRE) -- ParkerVision, Inc. (OTCQB:PRKR) today announced cost reduction measures, including a reduction in workforce in its two Florida offices, that are expected to generate up to $8 million in annualized cost savings.

The reduction will impact approximately 30 employees and will include the consolidation of the Company’s two offices in Florida to a single facility.  In addition to the workforce reduction, the Company’s executives and top management employees also reduced their salaries

The Company has been evaluating its overall business strategy in light of its limited capital resources and its desire to continue supporting its commitment to enforce the Company’s patent rights. The Company has several near-term milestones in its patent enforcement actions, including a ruling from the Federal Circuit on the IPR challenge to its ‘940 patent, a Markman hearing in Jacksonville next week in its district court case against Qualcomm and Apple, and rulings on multiple cases pending in Germany where the Company is seeking injunctive relief

Jeffrey Parker CEO said, “This reduction in workforce, while difficult, is essential to the transformation of ParkerVision toward a sustainable, growing business.  We anticipate several decisions in our patent enforcement actions this year, any one of which could provide a favorable catalyst for the overall success of our enforcement program.  Given the significant investments we’ve made over the last two decades in the development of our wireless technologies, and the related patent protections we were granted, we owe it to our shareholders and business partners to secure fair compensation for the unauthorized use of our most valuable assets.”

About ParkerVision

ParkerVision, Inc. designs, develops and markets its proprietary radio-frequency (RF) technologies, which enable advanced wireless solutions for current and next generation communications networks.  ParkerVision also develops and markets a family of products under the Milo® brand that leverages existing WiFi infrastructure to create more optimal Wifi configuration and superior coverage for small businesses and consumers.  For more information please visit www.parkervision.com and www.milowifi.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking information.  Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made.  Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2017 and the Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:
Cindy Poehlman		Jean Young
Chief Financial Officer	Or	The Piacente Group
ParkerVision, Inc.		212-481-2050,
904-732-6100,		parkervision@tpg-ir.com
cpoehlman@parkervision.com